Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of Viewbix Inc., a company incorporated under the laws of the State of Delaware. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

GIX INTERNET LTD.

By:	/s/ Eliyahu Yoresh
Eliyahu Yoresh
Chairman of the Board of Directors

October 3, 2022

ELIYAHU YORESH

By:	/s/ Eliyahu Yoresh
Eliyahu Yoresh

October 3, 2022

LIRON CARMEL

By:	/s/ Liron Carmel
Liron Carmel

October 3, 2022